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                                                                    EXHIBIT 10.5


                               THIRD AMENDMENT TO
                       ALLEN TELECOM INC. RESTORATION PLAN

                  Allen Telecom Inc., formerly known as The Allen Group Inc. (the "Company") hereby adopts this Third Amendment to the Allen Telecom Inc. Restoration Plan (Effective January 1, 1996) (the "Plan") effective as of the date of execution. Words and phrases used herein with initial capital letters that are defined in the Plan are used herein as so defined.

I.

                  Subsection 3.3(b) of the Plan is hereby amended in its entirety to read as follows:

                  "(b) Subsequent to the date Supplemental Pension Benefits commence to the Participant or Beneficiary, the Participant or Beneficiary may elect to receive his remaining Supplemental Pension Benefit in a single cash lump sum payment. If the Participant or Beneficiary so elects, the amount to be paid to him shall be equal to the actuarial present value of all remaining Supplemental Pension Benefit payments calculated as of the date of such payment reduced by ten percent (10%). The actuarial present value shall be calculated using the interest rate and other actuarial assumptions of the Pension Plan used to determine lump sum actuarial equivalents thereunder in effect on the date of such payment. The remaining ten percent (10%) of the actuarial present value of all remaining Supplemental Pension Benefit payments shall be forfeited."

II.

                  Subsection 5.7(b) of the Plan is hereby amended in its entirety to read as follows:

                  "(b) In the event a Participant receives or becomes entitled to receive a benefit under the EBP ("EBP Benefit"), the benefits to be received under this Plan by such Participant shall be offset and reduced in accordance with this subsection to take into account the value of the EBP Benefit received by the Participant. The offset described in the preceding sentence shall be calculated as follows. First, the EBP Benefit shall be increased by interest for the period from the date of the payment of the EBP Benefit to the date of commencement of benefit payments hereunder at the rate in effect under the Pension Plan for determining Actuarial Equivalent values for lump sum payment purposes at the time of the payment of the EBP Benefit. The EBP Benefit, as so increased, is referred to below as the "Increased EBP Benefit". Second, the portion of the Increased EBP Benefit, if any, applied to offset benefits payable to the Participant under a Supplemental Target Pension Benefit Agreement between the Participant and his Employer shall be subtracted. Third, the remaining amount of the Increased EBP Benefit shall be converted into an annuity, payable in the same form and for the same duration as the benefit payable to the Participant under the Plan before the application of this
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         subsection, that is the Actuarial Equivalent of such remaining amount of the Increased EBP Benefit amount, and such Actuarial Equivalent shall be subtracted from the benefit otherwise payable to the Participant under this Plan. For purposes of the preceding sentence, Actuarial Equivalent shall be calculated using the interest rate and other actuarial assumptions of the Pension Plan used to determine lump sum actuarial equivalents thereunder."

         EXECUTED on this      day of                         , 2002.
                          ----        ------------------------

                                      ALLEN TELECOM INC.


                                      By:___________________________

                                      Title:__________________________